Highpower International Reports Financial Results

For the Third Quarter and Nine Months Ended September 30, 2016

Highlighted by Higher Sales and Improved Profitability

Company to Hold Conference Call on November 10, 2016 at 10:00 a.m. Eastern Time / 7:00a.m. Pacific Time

SAN FRANCISCO, USA and SHENZHEN, CHINA–November 9, 2016 - Highpower International, Inc. (NASDAQ: HPJ), a developer, manufacturer, and marketer of lithium and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, announced today its financial results for the third quarter and nine months ended September 30, 2016.

The Company's recent notable events are as follows:

•	On August 12, 2016, the Company announced that its wholly-owned subsidiary, Huizhou Highpower Technology Co., Ltd, entered into an agreement to acquire up to 50% equity interest in Huizhou Yipeng Energy Technology Co., Ltd., an electric vehicle power battery system solutions provider specializing in the plug-in hybrid electric vehicle (PHEV) and electric vehicle (EV) bus market in China. The Company also has the right to purchase in the future an additional 1% of the shares from Yipeng’s founding shareholders at a price of approximately $0.4 million which would result in an aggregate ownership of 51% of Yipeng. As of September 30, 2016, the Company has invested an aggregate of $9.7 million in exchange for 35.4% of the equity interest of Yipeng.

•	On August 30, 2016, Hong Kong Highpower Technology Co. Ltd. entered into a non-binding Cooperation Framework Agreement with Anshan Co-operation (Group) Co., Ltd. (“ACOC”) under which ACOC proposed to purchase newly issued shares of SZ Highpower, SZ Springpower and ICON for RMB540 million (approximately $81.0 million), which would be paid directly to the subsidiaries. As a result of its purchase, ACOC would hold more than 50% in each PRC subsidiary. The Framework Agreement includes a 90 day exclusivity provision and supersedes the non-binding proposal from ACOC received by the Company on November 27, 2015. The special committee of the Board of Directors continues to review the proposed transaction.

2016 Third Quarter Financial Highlights (all results are compared to prior year period)

•	Net sales were $54.1 million, an increase of 44.2% from $37.6 million, primarily due to an increase in net sales of lithium batteries.
•	Gross margin was 25.2%, an increase from 19.2%, mainly due to an increase in sales volume of lithium batteries, a reduction in the cost of raw materials, and improvements in labor efficiency.
•	EBITDA was $5.0 million compared to $4.0 million.
•	Net income attributable to the Company was $2.7 million, or $0.18 per diluted share, compared to net income attributable to the Company of $1.9 million, or $0.13 per diluted share; non-GAAP net income attributable to the Company was $2.7 million, or $0.18 per diluted share, compared to non-GAAP net income attributable to the Company of $1.6 million, or $0.10 per diluted share.

Management Commentary

Mr. George Pan, Chairman and CEO of Highpower International, commented, “We are pleased to achieve improvements across each metric of our operating results during the third quarter of 2016, largely due to accelerating demand for lithium batteries in the second half of the year. Throughout the past year, Highpower has dedicated significant time and resources to expand our R&D efforts to ensure that our Company is at the forefront of providing state-of –art lithium battery technology to the market. Many of our customers are long-standing customers, and it is imperative that we can evolve to meet consumer demand.”

Mr. Pan continued, “We were excited to announced Highpower’s investment in Huizhou Yipeng during the quarter. This is a leading electric vehicle power battery system solutions provider, specializing in the plug-in PHEV and EV bus market in China. We believe that our investment in Yipeng will be wholly complementary to our existing growth strategies, and believe that our combined resources will allow Huizhou Highpower to expand more rapidly in the PHEV and EV power battery market in China.”

2016 Third Quarter Financial Review

Net Sales

Net sales for the third quarter ended September 30, 2016 increased 44.2% to $54.1 million from $37.6 million in the same period in 2015. The increase was primarily due to a $17.6 million increase in net sales of lithium batteries.

Net sales for the nine months ended September 30, 2016 were $120.0 million, compared to $108.3 million for the same prior year period. This 10.7% increase was due to a $17.7 million increase in net sales of the lithium batteries compared to same period in 2015.

Gross Profit

For the third quarter ended September 30, 2016, the Company’s gross profit was $13.7 million, compared to $7.2 million, for the same period in 2015. This increase was due to the increase in sales volume of our lithium batteries, the reduction in the cost of materials purchase cost for the lithium and Ni-MH batteries, and the improvements in labor efficiency.

For the nine months ended September 30, 2016, the Company’s gross profit was $27.2 million, compared to $21.3 million for the same period in 2015. The increase is due to the same reasons described above.

Gross Margin

Gross margin was 25.2% for the third quarter ended September 30, 2016, increased from 19.2% for the same period in 2015.

Gross margin for the nine months ended September 30, 2016 was 22.7%, increased from 19.7% for the same period in 2015.

Research and Development (R&D)

R&D expenses were $3.0 million, or 5.6% of net sales, for the third quarter ended September 30, 2016, compared to $2.0 million, 5.2% of net sales for the same period in 2015. For the nine months ended September 30, 2016, R&D expenses were $6.7 million, or 5.6% of net sales, compared to $5.6 million, or 5.2% of net sales, for the same period in 2015. The increase during each period was primarily due to the increase of technology input on lithium batteries.

Selling & Distribution

Selling and distribution expenses were $1.9 million, or 3.5% of net sales, for the third quarter ended September 30, 2016, compared to $1.7 million, or 4.6% of net sales, for the same period in 2015.

For the nine months ended September 30, 2016, selling and distribution expenses were $5.0 million, or 4.1% of the net sales, compared to $5.1 million, or 4.7% of net sales, for the same period in 2015.

General & Administrative

General and administrative expenses were $5.9 million, or 11.0% of net sales, for the third quarter ended September 30, 2016, compared to $3.3 million, or 8.8% of net sales, for the same period in 2015. For the nine months ended September 30, 2016, general and administrative expenses were $12.3 million, or 10.2% of net sales, compared to $9.7 million, or 9.0% of net sales, for the same period in 2015. The increase for each period was primarily due to a one-time expense of $1.7 from the allowance for doubtful accounts.

Net Income

For the third quarter of 2016, net income attributable to the Company was $2.7 million, or $0.18 per diluted share based on 15.1 million weighted average diluted shares outstanding, compared to net income of $1.9 million, or $0.13 per diluted share based on 15.1 million weighted average diluted shares outstanding. Non-GAAP net income attributable to the Company was $2.7 million, or $0.18 per diluted share, compared to a non-GAAP net income attributable to the Company of $1.6 million, or $0.10 per diluted share, in the prior year period.

For the nine months ended September 30, 2016, net income attributable to the Company was $4.4 million, or $0.29 per diluted share based on 15.1 million weighted average diluted shares outstanding, compared to net income of $3.7 million, or $0.24 per diluted share based on 15.4 million weighted average diluted shares outstanding. Non-GAAP net income attributable to the Company was $4.5 million, or $0.3 per diluted share, compared to a non-GAAP net income attributable to the Company of $3.3 million, or $0.21 per diluted share, in the prior year period.

A table reconciling non-GAAP net income attributable to the Company, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to the appropriate GAAP measure is included with the Company’s financial information below.

EBITDA

EBITDA for the third quarter ended September 30, 2016 was $5.0 million, compared to $4.0 million in the prior year period.

For the nine months ended September 30, 2016, EBITDA was $10.1 million, compared to $8.7 million, in the prior year period.

A table reconciling EBITDA, a non-GAAP financial measure, to the appropriate GAAP measure is included with the Company’s financial information below.

Balance Sheet Highlights

	September 30,	December 31,
($ in millions, except per share data)	2016	2015
	(Unaudited)
	$	$
Cash and Cash Equivalents	$13.5	$5.8
Total Current Assets	$103.4	$80.7
Total Assets	$165.6	$134.2
Total Current Liabilities	$120.1	$91.2
Total Liabilities	$120.1	$91.3
Shareholders’ Equity	$45.5	$42.9
Total Liabilities and Shareholders’ Equity	$165.6	$134.2
Book Value Per Share	$3.01	$2.84

Conference Call Details

The Company announced that it will discuss financial results in a conference call on November 10, 2016 at 10:00 a.m. Eastern Time / 7:00 a.m. Pacific Time.

The dial-in numbers are:
Live Participant Dial In (Toll Free):	877-407-3108
Live Participant Dial In (International):	201-493-6797

To listen to the live webcast, please go to at www.highpowertech.com and click on the conference call link, or go to: http://highpowertech.equisolvewebcast.com/q3-2016. This webcast will be archived and accessible through the Company’s website for approximately 30 days following the call. The Company will also have an accompanying slide presentation available in PDF format on its homepage prior to the conference call.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower’s target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Use of Non-GAAP Measures

The Company has supplemented its reported GAAP (generally accepted accounting principles) financial information with non-GAAP measures. EBITDA was derived by taking earnings before interest expense (net), taxes, depreciation and amortization. Adjusted EBITDA and Non-GAAP net income attributable to the Company exclude stock-based compensation expense and change of fair value of warrant liability. Adjusted EBITDAmay not be similar to Adjusted EBITDA measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. The Company believes these non-GAAP measures are useful to investors as they provide a basis for evaluating the Company's operating results in the ordinary course of its operations.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with, and not in lieu of, the corresponding GAAP measures. These non-GAAP financial measures are reconciled in the accompanying tables to the most directly comparable measures as reported in accordance with GAAP.

Currency Translations

Currency amounts in the Yipeng transaction documents are denominated in Renminbi, the currency of the PRC and the country in which all of the parties are located. This communication contains translations of certain Renminbi amounts into U.S. dollars at specified rates solely for the convenience of readers. Unless otherwise noted, any translations from Renminbi to U.S. dollars in this press release were made at the current exchange rate at the balance sheet dates. Such translations should not be construed as representations that RMB amounts could be converted into U.S. dollars at that rate or any other rate, or to be the amounts that would be reported under U.S. GAAP.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements, including, without limitation, economic downturn and uncertainty in Asia and Europe adversely affecting demand for our products; fluctuations in the cost of raw materials; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; our ability to maintain increased margins; changes in the laws of the PRC that affect our operations; the devaluation of the U.S. Dollar relative to the Renminbi; our dependence on the growth in demand for portable electronic devices and energy storage systems and transportation products and the success of manufacturers of the end applications that use our battery products; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery products, including our lithium products; our ability to successfully develop products for and penetrate the electric transportation market; our ability to continue R&D development to keep up with technological changes our exposure to product liability, safety, and defect claims; rising labor costs, volatile metal prices, and inflation; changes in foreign, political, social, business and economic conditions that affect our production capabilities or demand for our products; satisfactory completion of due diligence, compliance with applicable laws and definitive documentation with respect to the proposed transaction with ACOC; Yipeng’s ability to be approved for listing in the catalogue of Industrial Standards of Automobile Power Battery Cell; and various other matters, many of which are beyond our control. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Sunny Pan

Interim Chief Financial Officer

+86-755-8968-6521

ir@highpowertech.com

INVESTOR RELATIONS:

The Equity Group Inc.	Katherine Yao, Senior Associate
In China	+86-10-6587-6435

kyao@equityny.com

In U.S.

Adam Prior, Senior Vice President

+1 (212) 836-9606

aprior@equityny.com

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Stated in US Dollars)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Net sales	54,142,916	37,556,826	119,972,281	108,330,275
Cost of sales	(40,475,820)	(30,340,151)	(92,784,475)	(86,994,126)
Gross profit	13,667,096	7,216,675	27,187,806	21,336,149

Research and development expenses	(3,029,628)	(1,963,690)	(6,688,397)	(5,635,308)
Selling and distribution expenses	(1,881,277)	(1,712,303)	(4,955,708)	(5,108,589)
General and administrative expenses	(5,935,907)	(3,295,815)	(12,254,520)	(9,744,336)
Foreign currency transaction gain	126,732	1,458,363	636,609	1,902,220
Total operating expenses	(10,720,080)	(5,513,445)	(23,262,016)	(18,586,013)

Income from operations	2,947,016	1,703,230	3,925,790	2,750,136

(Loss) gain on change of fair value of warrant liability	(11,150)	510,553	115,396	941,685
Other income	505,928	154,904	1,717,803	742,051
Equity in earnings of investee	218,903	-	218,903	-
Interest expenses	(341,520)	(246,563)	(1,051,914)	(790,681)
Income before taxes	3,319,177	2,122,124	4,925,978	3,643,191

Income taxes expenses	(769,065)	(270,622)	(978,882)	(194,206)
Net income	2,550,112	1,851,502	3,947,096	3,448,985

Less: net loss attributable to non-controlling interest	(101,194)	(91,843)	(413,384)	(238,126)
Net income attributable to the Company	2,651,306	1,943,345	4,360,480	3,687,111

Comprehensive income (loss)
Net income	2,550,112	1,851,502	3,947,096	3,448,985
Foreign currency translation income (loss)	171,574	(2,024,906)	(1,542,704)	(2,023,640)
Comprehensive income (loss)	2,721,686	(173,404)	2,404,392	1,425,345

Less: comprehensive loss attributable to non-controlling interest	(103,831)	(133,677)	(429,713)	(278,226)
Comprehensive income (loss) attributable to the Company	2,825,517	(39,727)	2,834,105	1,703,571

Income per share of common stock attributable to the Company
- Basic	0.18	0.13	0.29	0.24
- Diluted	0.18	0.13	0.29	0.24

Weighted average number of common stock outstanding
- Basic	15,103,007	15,101,679	15,102,121	15,098,479
- Diluted	15,115,409	15,148,887	15,104,914	15,367,542

HIGHPOWER INTERNATIONAL, INC.AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	September 30,	December 31,
	2016	2015
	(Unaudited)
	$	$
ASSETS
Current Assets:
Cash	13,477,199	5,849,967
Restricted cash	10,758,392	11,656,204
Accounts receivable, net	47,747,210	36,139,866
Amount due from Yipeng	2,960,524	-
Notes receivable	1,770,789	1,757,709
Prepayments and other receivables	5,586,595	6,060,904
Inventories, net	21,138,583	19,218,331

Total Current Assets	103,439,292	80,682,981

Property, plant and equipment, net	46,373,030	47,464,186
Land use right, net	3,792,334	3,963,003
Other assets	512,500	550,000
Deferred tax assets	1,567,644	1,544,314
Long-term investment	9,949,477	-

TOTAL ASSETS	165,634,277	134,204,484

LIABILITIES AND EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	48,673,568	36,077,396
Deferred income	775,437	879,944
Short-term bank loan	20,876,434	13,839,341
Non-financial institution borrowings	4,492,498	-
Notes payable	32,048,210	30,490,166
Amount due to Yipeng	1,537,765	-
Other payables and accrued liabilities	9,826,526	6,292,492
Income taxes payable	1,854,510	1,783,013
Current portion of long-term loan	-	1,845,245

Total Current Liabilities	120,084,948	91,207,597

Warrant Liability	25,153	140,549

TOTAL LIABILITIES	120,110,101	91,348,146

COMMITMENTS AND CONTINGENCIES	-	-

HIGHPOWER INTERNATIONAL, INC.AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Stated in US Dollars)

	September 30,	December 31,
	2016	2015
	(Unaudited)
	$	$
EQUITY
Stockholders’ equity
Preferred stock
(Par value: $0.0001, Authorized: 10,000,000 shares, Issued and outstanding: none)	-	-

Common stock
(Par value: $0.0001, Authorized: 100,000,000 shares, 15,109,019 shares issued and outstanding at September 30, 2016 and 15,101,679 shares issued and outstanding at December 31, 2015)	1,511	1,510
Additional paid-in capital	11,491,424	11,227,979
Statutory and other reserves	4,042,429	4,042,429
Retained earnings	28,458,655	24,098,175
Accumulated other comprehensive income	1,106,387	2,632,762

Total equity for the stockholders of Highpower International Inc.	45,100,406	42,002,855

Non-controlling interest	423,770	853,483

TOTAL EQUITY	45,524,176	42,856,338

TOTAL LIABILITIES AND EQUITY	165,634,277	134,204,484

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	Nine months ended September 30
	2016	2015
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Net income	3,947,096	3,448,985
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,735,353	4,038,596
Allowance for doubtful accounts	1,661,968	1,132
Income on disposal of property, plant and equipment	197,848	145,572
Deferred income tax	(63,934)	(294,943)
Equity in earnings of investee	(218,903)	-
Share based compensation	244,142	535,761
Change in fair value of warrant liability	(115,396)	(941,685)
Changes in operating assets and liabilities:
Accounts receivable	(13,619,029)	(4,671,730)
Notes receivable	(59,905)	(1,339,122)
Prepayments and other receivables	(230,595)	(1,206,914)
Amount due from a related party	(3,004,025)	-
Amount due to a related company	1,560,360	-
Inventories	(2,457,733)	(530,357)
Accounts payable	11,817,867	(6,233,405)
Deferred revenue	(82,697)	242,683
Other payables and accrued liabilities	3,745,023	981,979
Income taxes payable	119,859	(305,698)
Net cash flows provided by (used in) operating activities	7,177,299	(6,129,146)

Cash flows from investing activities
Acquisitions of plant and equipment	(8,474,440)	(7,250,757)
Long-term investment	(3,039,006)	-
Net cash flows used in investing activities	(11,513,446)	(7,250,757)

Cash flows from financing activities
Proceeds from short-term bank loans	18,158,059	11,325,212
Repayment of short-term bank loans	(10,650,400)	(10,916,379)
Proceeds from non-financial institution borrowings	4,558,509	-
Repayment of long-term bank loans	(1,823,403)	(1,456,099)
Proceeds from notes payable	41,908,812	49,315,315
Repayment of notes payable	(39,518,955)	(43,573,196)
Proceeds from exercise of employee options	19,304	44,534
Change in restricted cash	601,759	2,491,383
Net cash flows provided by financing activities	13,253,685	7,230,770
Effect of foreign currency translation on cash and cash equivalents	(1,290,306)	(552,574)
Net increase (decrease) in cash and cash equivalents	7,627,232	(6,701,707)
Cash and cash equivalents - beginning of period	5,849,967	14,611,892
Cash and cash equivalents - end of period	13,477,199	7,910,185

Supplemental disclosures for cash flow information:
Cash paid for:
Income taxes	922,957	794,846
Interest expenses	1,051,914	822,257
Non-cash transactions
Long-term investment with capital injection by equipments	6,837,763	-
Offset of deferred income related to government grant and property, plant and equipment	33,019	976,301

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

(Stated in US Dollars)

Reconciliation of Net Income to EBITDA
	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Net income attributable to the Company	2,651,306	1,943,345	4,360,480	3,687,111
Non-GAAP Net Income (1)	2,700,629	1,556,249	4,489,226	3,281,187

Interest expenses, net	341,520	246,563	1,051,914	790,681
Income tax expenses	769,065	270,622	978,882	194,206
Depreciation and Amortization	1,249,157	1,502,901	3,735,353	4,038,596

EBITDA	5,011,048	3,963,431	10,126,629	8,710,594
Non-GAAP Adjusted EBITDA(2)	5,060,371	3,576,335	10,255,375	8,304,670

(1) See table below for reconciliation of net income attributable to the Company to Non-GAAP net income attributable to the Company.

(2) Excludes share-based compensation expense and (loss) gain on change of fair value of warrant liability as set forth in the following table.

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

(Stated in US Dollars)

Reconciliation of Net Income Attributable to the Company to Non-GAAP Net Income Attributable to the Company

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015

Net income attributable to the Company	2,651,306	1,943,345	4,360,480	3,687,111
Stock-based compensation expense	38,173	123,457	244,142	535,761
(Loss) gain on change of fair value of warrant liability	11,150	(510,553)	(115,396)	(941,685)
Non-GAAP net income attributable to the Company	2,700,629	1,556,249	4,489,226	3,281,187

Basic net income per share of common stock attributable to the Company	0.18	0.13	0.29	0.24
Stock-based compensation expense	0.00	0.01	0.02	0.04
(Loss) gain on change of fair value of warrant liability	0.00	(0.04)	(0.01)	(0.06)
Non-GAAP income per share of common stock attributable to the Company	0.18	0.10	0.30	0.22

Diluted net income per share of common stock attributable to the Company	0.18	0.13	0.29	0.24
Stock-based compensation expense	0.00	0.01	0.02	0.03
(Loss) gain on change of fair value of warrant liability	0.00	(0.04)	(0.01)	(0.06)
Non-GAAP income per share of common stock attributable to the Company	0.18	0.10	0.30	0.21

Weighted average number of common shares outstanding
-Basic	15,103,007	15,101,679	15,102,121	15,098,479
-Diluted	15,115,409	15,148,887	15,104,914	15,367,542